SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Drovers Bancshares Corporation

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January 2, 2001

Dear Shareholder:

As you may already know, on December 27, 2000, Drovers Bancshares Corporation entered into an agreement of merger with Fulton Financial Corporation of Lancaster, Pennsylvania. A copy of our Press Release announcing the merger agreement is enclosed for your information.

A special meeting of shareholders to approve the merger will be scheduled within the next four to five months. The required proxy statement/prospectus will be sent to you prior to the meeting. You should read the entire proxy statement/prospectus carefully, as it will contain important information about the merger.

As required by the merger agreement, the Board of Directors has suspended the Drovers Bancshares Corporation Stockholder Dividend Reinvestment and Stock Purchase Plan (the "Plan") pending the consummation of the merger with Fulton Financial. Therefore, if you are a Participant in the Plan, your dividends will not be reinvested in additional shares of Drovers Bancshares Corporation and the voluntary cash contribution option for purchasing additional shares will not be available to you during this period. Any dividends declared during this period will be paid to you by check. Following the merger, you will be eligible to participate in Fulton Financial's Dividend Reinvestment Plan.

Should you have any questions, please write to our Shareholder Services office at the address shown above, or telephone them at (717) 771-4225.

Sincerely,

/s/ A. Richard Pugh

A. Richard Pugh

President and Chief Executive Officer